Exhibit 99.1

AMBERJACK PIPELINE COMPANY LLC
Financial Statements (Unaudited)
March 31, 2018 and 2017

AMBERJACK PIPELINE COMPANY LLC
BALANCE SHEETS
March 31, 2018 and December 31, 2017

	March 31, 2018	December 31, 2017
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$7,811,818	$27,745,601
Accounts receivable, net
Related parties	12,855,929	9,674,673
Third parties, net	9,344,189	8,813,043
Materials and supplies inventory	5,019,639	5,019,639
Allowance oil, net	2,003,958	783,711
Other current assets	1,202,053	1,706,183
Total current assets	38,237,586	53,742,850
Property, plant and equipment	1,086,074,661	1,086,004,238
Accumulated depreciation	(213,296,564)	(202,641,216)
Property, plant and equipment, net	872,778,097	883,363,022
Prepaid and other deferred charges	5,078,632	5,152,153
Advance for operations due from related party	300,000	300,000
Total assets	$916,394,315	$942,558,025

LIABILITIES and MEMBERS' CAPITAL
Current liabilities
Accounts payable and accrued liabilities	$312,892	$1,516,642
Payable to related parties	4,891,668	3,846,297
Other current liabilities	167,757	167,757
Total current liabilities	5,372,317	5,530,696

Long-term liabilities and deferred income	4,249,923	4,291,863

Commitments and contingencies (Note 7)

Members' capital	906,772,075	932,735,466

Total liabilities and members' capital	$916,394,315	$942,558,025
The accompanying notes are an integral part of these financial statements (unaudited).

AMBERJACK PIPELINE COMPANY LLC
STATEMENTS OF INCOME (UNAUDITED)
Three Months Ended March 31, 2018 and 2017

	March 31, 2018	March 31, 2017
Revenue
Related parties	$34,480,157	$28,981,816
Third parties	27,621,239	25,590,585
Total revenue	62,101,396	54,572,401

Operating costs and expenses
Operations	3,230,349	2,937,198
Maintenance	2,085,159	2,958,796
General and administrative	2,380,001	1,947,162
Depreciation and amortization	10,728,869	9,036,988
Property taxes	5,483	5,850
Net loss (gain) from pipeline operations	280,139	(281,580)
Total costs and expenses	18,710,000	16,604,414

Operating income	43,391,396	37,967,987

Other income and expense
Other income and expense	41,939	42,957
Interest income	3,274	3,132
Net Income	$43,436,609	$38,014,076
The accompanying notes are an integral part of these financial statements (unaudited).

AMBERJACK PIPELINE COMPANY LLC
STATEMENT OF MEMBERS' CAPITAL (UNAUDITED)
Three Months Ended March 31, 2018

	Shell Pipeline Company LP	Chevron Pipe Line Company	Total
Members' capital at December 31, 2017	$481,100,958	$451,634,508	$932,735,466
Net income	22,617,820	20,818,789	43,436,609
Cash distributions	(36,250,000)	(33,150,000)	(69,400,000)
Members' capital at March 31, 2018	$467,468,778	$439,303,297	$906,772,075
The accompanying notes are an integral part of these financial statements (unaudited).

AMBERJACK PIPELINE COMPANY LLC
STATEMENTS OF CASH FLOW (UNAUDITED)
Three Months Ended March 31, 2018 and 2017

	March 31, 2018	March 31, 2017
Cash flows from operating activities
Net income	$43,436,609	$38,014,076
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	10,728,869	9,036,988
Bad debt expense	—	(1,018)
Net loss (gain) from pipeline operations	280,139	(281,580)

Changes in working capital
(Increase) decrease in accounts receivable	(3,712,402)	1,662,985
(Increase) in materials & supplies inventory and allowance oil	(1,500,386)	(1,067,059)
Decrease in prepaid and other deferred charges	504,130	695,056
Increase in accounts payable and accrued liabilities	826,491	2,377,047
(Decrease) in other long-term liability	(41,940)	(209,696)
Increase in other short-term liability	—	167,757
Net cash provided by operating activities	50,521,510	50,394,556

Cash flows from investing activities
Capital expenditures	(1,055,293)	(3,388,392)
Net cash used in investing activities	(1,055,293)	(3,388,392)

Cash flows from financing activities
Distributions to members	(69,400,000)	(56,950,000)
Net cash used in financing activities	(69,400,000)	(56,950,000)

(Decrease) in cash and cash equivalents	(19,933,783)	(9,943,836)
Cash and cash equivalents at the beginning of the period	27,745,601	20,047,663
Cash and cash equivalents at the end of the period	$7,811,818	$10,103,827

Supplemental cash flow disclosures
Change in accrued capital expenditures	$(984,870)	$(2,727,365)
The accompanying notes are an integral part of these financial statements (unaudited).

AMBERJACK PIPELINE COMPANY LLC
CONDENSED NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
MARCH 31, 2018 and 2017

1.Organization and Business

Amberjack Pipeline Company LLC (Amberjack or the Company) is a Delaware Limited Liability Company (LLC) which owns and operates a pipeline system for the transportation of crude oil from the Green Canyon, Ewing Bank and Grand Isle areas in the Gulf of Mexico to the intersection with the Mars Oil Pipeline Company’s pipeline at Fourchon, Louisiana. The Company, which was formed in 2005 from a previous partnership, is owned by Shell Pipeline Company LP (Shell Pipeline), an indirect wholly owned subsidiary of Shell Oil Company (Shell Oil) and Chevron Pipe Line Company (Chevron). Both Shell Pipeline and Chevron contributed cash and certain pipeline related assets to the Company and are referred to as Members of the Company.
The Members were previously partners in Amberjack Pipeline Company (the Partnership), a Texas general partnership formed in 1996 conducting business currently undertaken by the Company. Operations commenced December 15, 1997, upon completion of the first lateral line. Two additional lateral lines were completed in 1998. On March 16, 2005, the Partnership adopted a plan of conversion to continue its existence in the organizational form of the Company. The Company has two series of ownership interests, all the assets and liabilities of the former Partnership became the assets and liabilities of Amberjack Series A (Series A) units of the Company, 75% owned by Shell Pipeline, and 25% owned by Chevron. Amberjack Series B (Series B) units are owned 50% by Shell Pipeline and 50% by Chevron. The proceeds from the issuance of the Series B units were used to fund the construction of the Tahiti pipeline.
In accordance with Exhibit A of the LLC Agreement of Amberjack Pipeline Company (LLC Agreement) dated March 16, 2005, the relative sharing ratios between the Members for all revenues, costs, and expenses are 75% to Shell Pipeline and 25% to Chevron for Series A units and 50% to Shell Pipeline and 50% to Chevron for Series B units.

2.Significant Accounting Policies

The following significant accounting policies are practiced by the Company and are presented as an aid to understanding the financial statements (unaudited).
Basis of Presentation
The accompanying financial statements (unaudited) have been prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP).
Use of Estimates
The preparation of financial statements (unaudited) in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements (unaudited) and accompanying notes. Actual results could differ from those estimates. Management believes that the estimates are reasonable.
Cash and Cash Equivalents
Cash and cash equivalents is comprised of cash on deposit at the bank.
Accounts Receivable
The Company’s accounts receivable is primarily from purchasers and shippers of crude oil and, to a lesser extent, purchasers of natural gas liquids and natural gas storage. These purchasers include, but are not limited to refiners, producers, marketing and trading companies and financial institutions that are active in the physical and financial commodity markets. The majority of the Company’s accounts receivable relate to the Company’s crude oil supply and logistics activities that can generally be described as high volume and low margin activities.
The Company reviews all outstanding accounts receivable balances on a monthly basis and records a reserve for amounts that the Company expects will not be fully recovered. The Company does not apply actual balances against the reserve until the Company has exhausted substantially all collection efforts. The Company’s allowance for doubtful accounts totaled $0 at March 31, 2018 and December 31, 2017.
Inventories
Inventories of materials and supplies are carried at the lower of average cost or market.

Allowance Oil
A loss allowance factor of 0.1% per barrel is incorporated into applicable crude oil tariffs to offset evaporation and other losses in transit. Allowance oil represents the net difference between the tariff product loss allowance volumes and the actual volumetric losses. The Company takes title to any excess loss allowance when product losses are within an allowed level, and the Company converts that product to cash periodically at prevailing market prices.
Allowance oil is valued at cost using the average market price for the relevant type of crude oil during the month product was transported. At the end of each reporting period, the Company assesses the carrying value of the Company’s allowance oil and makes any adjustments necessary to reduce the carrying value to the applicable net realizable value. The Company recorded a reduction to allowance oil of $0 at March 31, 2018 and December 31, 2017.
Gains and Losses from Pipeline Operations
The Company experiences volumetric gains and losses from its pipeline operations that may arise from factors such as shrinkage, or measurement inaccuracies within tolerable limits. Gains and losses are presented net in the Statements of Income (unaudited) caption “Net loss (gain) from pipeline operations.”
Property, Plant, and Equipment
Property, plant, and equipment is stated at its historical cost of construction, or upon acquisition, at either the fair value of the assets acquired or the historical carrying value to the entity that placed the asset in service. Expenditures for major renewals and betterments are capitalized while minor replacements, maintenance and repairs, which do not improve or extend asset life are expensed when incurred. For constructed assets, all construction-related direct labor and material costs, as well as indirect construction costs are capitalized. Gains and losses on the disposition of assets are recognized in the Balance Sheet (unaudited) against the accumulated depreciation unless the retirement was an abnormal or extraordinary item.
The Company computes depreciation using the straight-line method based on estimated economic lives. Historically, the Company applied composite depreciation rates from 3.33% to 20% to functional groups of property having similar economic characteristics. Following the composite method of depreciation, the gains and losses from ordinary disposals or retirements of property, plant, and equipment normally would be credited or charged to accumulated depreciation. The gains and losses from the disposal of the raw construction material are recognized on the income statement (unaudited).
In late 2017, the Company contracted an independent energy consulting firm to perform a depreciation study which provided new average remaining useful lives for the property, plant and equipment held by the Company.  The results of the study show the following new average remaining lives: 20 to 23 years for right of way, line pipe, line pipe fittings, pipeline construction; 11 to 19 years for buildings, pumping equipment, other station equipment, office furniture and equipment; 14 to 17 years for communication systems, vehicles and other work equipment (Oil Tanks and delivery facilities are no longer applicable to the Company).  The new composite depreciation rates range from 2.9% to 5.9%. Annual depreciation expense in 2018 and future years to increase by approximately $6,500,000 as compared to 2017.

Prepaid and Other Deferred Charges
Prepaid and other deferred charges represent payment to Shell GOM Pipeline Company LLC (SGPC) for the upgrade and replacement of equipment at Green Canyon Block 19 (GC 19) common facilities platform. This platform is owned by SGPC, and is used by the Company and other parties. The project was completed in 2016 and the share of the Company in the costs are amortized over the asset useful life of 30 years.
Asset Retirement Obligations
Asset retirement obligations represent legal and constructive obligations associated with the retirement of long-lived assets that result from acquisition, construction, development and/or normal use of the asset. The Company records liabilities for obligations related to the retirement and removal of long-lived assets used in our businesses at fair value on a discounted basis when they are incurred and can be reasonably estimated. Amounts recorded for the related assets are increased by the amount of these obligations. Over time, the liabilities increase due to the change in their present value, and the initial capitalized costs are depreciated over the useful lives of the related assets. The liabilities are eventually extinguished when settled at the time the asset is taken out of service.
The Company continues to evaluate the Company’s asset retirement obligations and future developments could impact the amounts the Company records. The demand for the Company’s pipelines depends on the ongoing demand to move crude oil through the system. Although individual assets will be replaced as needed, we expect our pipelines will continue to exist for an indefinite useful life. As such, there is uncertainty around the timing of any asset retirement activities. As a result, the Company determined that there is not sufficient information to make a reasonable estimate of the asset retirement obligations for the Company’s assets and the Company has not recognized any asset retirement obligations as of March 31, 2018 and December 31, 2017.
Impairments of Long-Lived Assets
Long lived assets of identifiable business activities are evaluated for impairment when events or changes in circumstances indicate, in the Company management’s judgment, that the carrying value of such assets may not be recoverable. These events include market declines that are believed to be other than temporary, changes in the manner in which the Company intends to use a long-lived asset, decisions to sell an asset and adverse changes in the legal or business environment such as adverse actions by regulators. If an event occurs, which is a determination that involves judgment, the Company evaluates the recoverability of our carrying values based on the long-lived asset’s ability to generate future cash flows on an undiscounted basis. When an indicator of impairment has occurred, the Company compares the Company management’s estimate of forecasted discounted future cash flows attributable to the assets to the carrying value of the assets to determine whether the assets are recoverable (i.e., the discounted future cash flows exceed the net carrying value of the assets). If the assets are not recoverable, the Company determines the amount of the impairment recognized in the financial statements (unaudited) by estimating the fair value of the assets and recording a loss for the amount that the carrying value exceeds the estimated fair value. The Company determined that there were no asset impairments in the three months ended March 31, 2018 and March 31, 2017.
Fair Value of Financial Instruments
Assets and liabilities requiring fair value presentation or disclosure are measured using an exit price (i.e., the price that would be received to sell an asset or paid to transfer a liability) and disclose such amounts according to the quality of valuation inputs under the following hierarchy:
Level 1    Quoted prices in an active market for identical assets or liabilities.
Level 2    Inputs other than quoted prices that are directly or indirectly observable.
Level 3    Unobservable inputs that are significant to the fair value of assets or liabilities.
The fair value of an asset or liability is classified based on the lowest level of input significant to its measurement. A fair value initially reported as Level 3 will be subsequently reported as Level 2 if the unobservable inputs become inconsequential to its measurement, or corroborating market data becomes available. Asset and liability fair values initially reported as Level 2 will be subsequently reported as Level 3 if corroborating market data becomes unavailable.
The carrying amounts of the Company’s accounts receivable, other current assets, prepaids and other deferred charges or deposit, accounts payable and accrued liabilities, and payables to related parties approximate their carrying values due to their short-term nature.
Nonrecurring fair value measurements are applied with respect to the Company’s nonfinancial assets and liabilities measured on a nonrecurring basis, which includes the determination of the fair value for impairment of the Company’s long-lived assets.
Other Current Assets
The Company has entered into several lease agreements (LOPS agreements) to lease usage of offshore platform spaces located at Green Canyon Block 19 (GC 19) and Ship Shoal Block 332 (SS 332). The prepaid rent on the platform lease is included in “Other current assets” within the accompanying Balance Sheets (unaudited). Also, the “Other current assets” includes prepaid insurance and current prepaid common facilities expense.
Concentration of Credit and Other Risks
A significant portion of the Company’s receivables are from a related party, and other oil and gas companies. Although collection of these receivables could be influenced by economic factors affecting the oil and gas industry, management believes the risk of significant loss to be remote.
Development and production of crude oil in the service area of the pipeline are subject to, among other factors, prices of crude oil, as well as federal and state energy policy, none of which are within the Company’s control.
The Company has concentrated credit risk for cash by maintaining deposits in a major bank, which may at times exceed amounts covered by insurance provided by the United States Federal Deposit Insurance Corporation (FDIC). The Company monitors the financial health of the bank and have not experienced any losses in such accounts and believe that the Company is not exposed to any significant credit risk. As of March 31, 2018 and December 31, 2017, the Company had approximately $7,561,818 and $27,495,601, respectively, in cash in excess of FDIC limits.
Transportation Revenue
In general, the Company recognizes revenue from customers when all of the following criteria are met: 1) persuasive evidence of an exchange arrangement exists; 2) delivery has occurred or services have been rendered; 3) the price is fixed or determinable; and 4) collectability is reasonably assured. The Company records revenue for crude oil transportation services over the period in which they are earned (i.e., either physical delivery of product has taken place or the services designated in the contract have been performed). Revenues for transportation services are recognized upon delivery of crude oil from the pipeline system.
Income Taxes
The Company has not historically incurred income tax expense, as limited liability companies, in accordance with the provisions of the Internal Revenue Code, are not subject to U.S. federal income taxes. Rather, each Member includes its allocated share of the Company’s income or loss in its own federal and state income tax returns. The Company is responsible for various state property and ad valorem taxes, which are recorded in the accompanying Statements of Income (unaudited) as "Property taxes".
On December 22, 2017, the Tax Cuts and Jobs Act bill was enacted, which includes a broad range of tax reform legislation affecting businesses, including reducing the corporate tax rate, changes to business deductions and sweeping changes to international tax provisions.  The Company analyzed these impacts and believes that the impacts would be on the members of the entity and not the entity itself.  As such, no adjustment was made to the financial statements (unaudited) in relation to tax reform.
Comprehensive Income (Loss)
The Company has not reported comprehensive income (loss) due to the absence of items of other comprehensive income (loss) in the periods presented.
Recent Accounting Pronouncements

Standards Not Adopted as of March 31, 2018
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which superseded nearly all existing revenue recognition guidance under GAAP. The ASU's core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. ASU 2014-09 will require additional disclosure in the notes to the financial statements and was initially effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2018, and interim periods within fiscal periods beginning after December 15, 2019. The update allows for either “full retrospective” adoption, meaning the standard is applied to all of the periods presented, or “modified retrospective” adoption, meaning the standard is applied only to the most current period presented in the financial statements. We will adopt the requirements of the new standard in the first quarter of 2019 under the modified retrospective transition method.

We expect the adoption of the new standard will change the timing of revenue recognized under throughput and deficiency agreements as well as dedication and transportation agreements that contain tiered pricing terms and/or tariff surcharges that are in effect for a portion of the contract. Upon transition, a cumulative effect adjustment will be recognized (a contract asset or liability) related to the change in timing of revenue recognition. The calculation of the transition adjustment is still under review.

We have also identified potential contracts or elements of contracts that will require a change in presentation on our income statement, specifically related to the accumulation and sale of product loss allowance.

In February 2016, the FASB issued ASU 2016-02 to Topic 842, Leases, which requires lessees to recognize assets and liabilities for leases with lease terms greater than twelve months in the statement of financial position. The Company has formed a project team to evaluate and implement the new standard, including cataloging its existing lease contracts. The Company plans to adopt this new standard on January 1, 2020 and is currently evaluating its impact to the financial statements and related disclosures.

3. Property, Plant and Equipment

Property, plant, and equipment consisted of the following as of March 31, 2018 and December 31, 2017:

	March 31, 2018	December 31, 2017
Buildings	$26,253,142	$26,253,142
Line pipe, equipment and other pipeline assets	1,037,439,636	1,037,439,636
Rights-of-way	826,662	826,662
Office, communication and data handling equipment	19,628,338	19,628,338
Construction work-in progress	1,926,883	1,856,460
	1,086,074,661	1,086,004,238
Accumulated depreciation	(213,296,564)	(202,641,216)
Total property, plant and equipment, net	$872,778,097	$883,363,022

Depreciation expense on property, plant and equipment is included in "Depreciation and amortization" in the accompanying Statements of Income (unaudited) for each of the three months ended March 31, 2018 and 2017 was $10,728,869 and $9,036,988, respectively.
4. Related Party Transactions

The Company derives a significant portion of its transportation and allowance oil revenues from related parties, which are based on published tariffs and contractual agreements. This activity amounted to $34,480,157 and $28,981,816 for the three months ended March 31, 2018 and 2017, respectively. All such transactions are within the ordinary course of business. At March 31, 2018 and December 31, 2017, the Company had affiliate receivables of $9,797,235 and $7,565,841, respectively, relating to transportation services. Non-transportation affiliate receivables at March 31, 2018 and December 31, 2017 were $3,058,694 and $2,108,832, respectively.
The Company has no employees and relies on its operators, Shell Pipeline and Chevron Pipeline, to provide personnel to perform daily operating and administrative duties on behalf of the Company. In accordance with terms of the operating agreement, Shell Pipeline has charged the Company for expenses incurred on behalf of the Company in the amount of $5,522,683 and $4,486,924 for the three months ended March 31, 2018 and 2017, respectively. Chevron Pipeline has charged the Company for expenses incurred on behalf of the Company in the amount of $1,037,683 and $585,713 for the three months ended March 31, 2018 and 2017, respectively.
Substantially all expenses incurred by the Company are paid by Shell Pipeline on the Company’s behalf. At March 31, 2018 and December 31, 2017, the Company owed $4,509,778 and $3,846,297, respectively, to reimburse Shell Pipeline for these expenses. The Company also owed Chevron $379,685 and $0 as of March 31, 2018 and December 31, 2017, respectively, for various projects led by Chevron. At March 31, 2018 and December 31, 2017, the Company had a receivable balance of $300,000 from Shell Pipeline which is comprised of advance payments made by the Members to Shell Pipeline to fund operating expenses. This balance is included in “Advance for operations due from related party” which is included in the accompanying Balance Sheets (unaudited).
Employees who directly or indirectly support the Company’s operations participate in the pension, postretirement health and life insurance, and defined contribution benefit plans sponsored by Shell Oil, which includes other Shell Oil subsidiaries. The Company’s share of pension and postretirement health and life insurance costs for the three months ended March 31, 2018 and 2017 was $292,963 and $256,363, respectively. The Company’s share of defined contribution plan costs for the same periods was $116,285 and $101,758, respectively. Pension and defined contribution benefit plan expenses are included in “General and administrative” expense in the Statements of Income (unaudited).
Cost Sharing Agreement
In July 2014, the lease on platform ST 301, which was previously utilized by Series A’s pipeline, was terminated. To continue operations, Amberjack A built a subsea access route around the platform. Amberjack A is the sole owner of the new infrastructure, however two affiliate owned pipelines are connected to Series A’s pipeline. These two affiliates have a cost sharing agreement with Series A to share common costs including the main bypass piping, engineering, design, and permitting. The contributed cash is accounted for as deferred income and is included in Other Current Liabilities and Other Long-Term Liabilities on the accompanying Balance Sheets (unaudited). At March 31, 2018 and December 31, 2017, Series A had a $4,417,681 and $4,459,620 deferred income balance, respectively. The balance is for prepaid construction costs with the

Brutus Pipeline as a result of the cost sharing agreement for the ST 301 re-route project. The amount is amortized over the 30-year useful life of the asset and credited to “Other income” in the Statements of Income (unaudited). Income recorded by the Company related to this amounted to $41,939 in the three months ended March 31, 2018 and 2017.
5. Supplemental Information

Equity interest in the Company is separated into two series; Series A and Series B, as defined in Note 1. Series A of the Members’ capital represents the assets and liabilities in the pipeline system from the Green Canyon, Ewing Bank and Grand Isle areas in the Gulf of Mexico to the intersection with Mars Oil Pipeline Company’s pipeline at Fourchon, Louisiana. Series A assets, liabilities, income and losses are shared between Shell Pipeline and Chevron in the ratio of 75:25. Series B of the Members’ capital represents the assets and liabilities in the pipeline system extension connecting the offshore production area called Tahiti and Jack St Malo in the Gulf of Mexico to the existing Amberjack pipeline in the Gulf of Mexico at GC19. Series B assets, liabilities, income and losses are shared between Shell Pipeline and Chevron in the ratio of 50:50. Supplemental information of Series A units and Series B units are presented below:

	Income Statement

	Three Months Ended
	March 31, 2018
	Series A	Series B	Total
Revenues	$8,046,989	$54,054,407	$62,101,396
Costs and Expenses	4,491,711	14,218,289	18,710,000
Operating income	3,555,278	39,836,118	43,391,396
Other income and expense	41,939	—	41,939
Interest income	844	2,430	3,274
Net income	$3,598,061	$39,838,548	$43,436,609

	Three Months Ended
	March 31, 2017
	Series A	Series B	Total
Revenues	$6,431,805	$48,140,596	$54,572,401
Costs and Expenses	6,114,512	10,489,902	16,604,414
Operating income	317,293	37,650,694	37,967,987
Other income and expense	42,957	—	42,957
Interest income	1,152	1,980	3,132
Net income	$361,402	$37,652,674	$38,014,076

	Balance Sheet

	March 31, 2018
	Series A	Series B	Total
Total assets	$104,790,214	$811,604,101	$916,394,315
Members' capital	59,957,199	846,814,876	906,772,075

	December 31, 2017
	Series A	Series B	Total
Total assets	$107,263,467	$835,294,558	$942,558,025
Members' capital	62,559,138	870,176,328	932,735,466

6. Environmental Remediation Costs

The Company is subject to federal, state, and local environmental laws and regulations. The Company routinely conducts reviews of potential environmental issues and claims that could impact our assets or operations. These reviews assist the Company in identifying environmental issues and estimating the costs and timing of remediation efforts. In making environmental liability estimations, we consider the material effect of environmental compliance, pending legal actions against us and potential third-party liability claims. Often, as the remediation evaluation and effort progresses, additional information is obtained, requiring revisions to estimated costs. These revisions are reflected in the Company’s income in the period in which they are probable and reasonably estimable. Total expenses for the three months ended March 31, 2018 and 2017 were $0 for environmental remediation costs.
7. Commitments and Contingencies

In the ordinary course of business, the Company is subject to various laws and regulations. In the opinion of management, the Company is in compliance with existing laws and regulations and is not aware of any violations that will materially affect the financial position, results of operations, or cash flows of the Company.
8. Subsequent Events

In preparing the accompanying financial statements (unaudited), the Company has reviewed events that have occurred after March 31, 2018 until November 2, 2018, which is the date of the issuance of the unaudited financial statements. Any material subsequent events that occurred during this time have been properly disclosed in the financial statements (unaudited).
On May 11, 2018, ownership in Amberjack changed as a result of a sale of ownership interests to Shell Midstream Partners, L.P. (SHLX) from Shell Pipeline; a fully owned subsidiary of Royal Dutch Shell plc and an affiliate of SHLX. The sale of Amberjack membership interests consisted of 75% of issued and outstanding Series A and 50% of the respective Series B. The sale was closed for $1.22 billion.